UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)             May 18, 2015

Appliance Recycling Centers of America, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	000-19621	41-1454591
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7400 Excelsior Blvd., Minneapolis, MN	55426-4517
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     (952) 930-9000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02           Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed
Interim Review

On May 13, 2015, the Audit Committee, after discussion with management and the Company’s independent registered public accounting firm, Baker Tilly Virchow Krause LLP (“BTVK”), concluded that the Company’s previously issued audited consolidated financial statements for the years ended January 3, 2015 and December 28, 2013, included in our Form 10-K filed with the Securities and Exchange Commission on March 30, 2015, require the correction of amounts previously accrued for sales taxes, and thus should no longer be relied upon.
The Company plans to file Amendment No. 2 to its Annual Report on Form 10-K for the fiscal year ended January 3, 2015 today containing restated consolidated financial statements. The Company plans to restate the consolidated balance sheets, consolidated statements of shareholders’ equity and the consolidated notes to the financial statements. The effect of this restatement to the Company’s consolidated financial statements will increase the accrued expenses payable related to sales taxes by $0.9 million, increase deferred tax assets by $0.2 million for income taxes that are expected to be recoverable as a result of amending previously filed income tax returns and reduce shareholders’ equity by $0.7 million.
No adjustments are expected to be made to the previously reported net income (loss) and earnings per share for the years ended January 3, 2015 and December 28, 2013.
As previously disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 30, 2015, we had a material weakness in our internal controls related to sales taxes. We are working on implementing controls to remediate the underlying causes of the material weakness that we have related to the collection and remittance of sales taxes. However, we will not be in a position to conclude that our remediation efforts are operating effectively until such point in time that the controls are in place and operating for a sufficient period of time, and management has concluded through testing, that these controls are operating effectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Appliance Recycling Centers of America, Inc.

Date: May 18, 2015	By: /s/ Mark Eisenschenk
Mark Eisenschenk Chief Executive Officer